Exhibit 1a11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sanz Solutions, Inc.

We consent to the inclusion in the foregoing Registration Statement of Sanz Solutions, Inc. on Form 1A of our report dated September 9, 2016, relating to our audit of the balance sheets as of June 30, 2016, and statements of operations, stockholders' deficit and cash flows from November 9, 2015 (Inception) through June 30. 2016. Our report dated September 9, 2016, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus.
/s/ Anton & Chia, LLP

Newport Beach

October 6, 2016